Exhibit 10.27

March 24, 2024

Jerry Wang

14 Kent Ct

Princeton, NJ 08540

E-mail: jwang@anhearttherapeutics.com

AnHeart Therapeutics Ltd.

777 3rd Ave

New York, NY 10017

Attention: Junyuan (Jerry) Wang

E-mail: jwang@anhearttherapeutics.com

Re: Agreement Regarding Certain Board Matters

Dear Dr. Wang (“you” or “Dr. Wang”):

As you are aware, concurrently with the execution of this letter agreement (this “Agreement”), AnHeart Therapeutics Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), is entering into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Nuvation Bio Inc., a Delaware corporation (“Parent”), and certain other parties thereto, pursuant to which the Company will survive the transactions contemplated in the Merger Agreement as a direct, wholly owned subsidiary of Parent, subject to the terms and conditions set forth therein.

This Agreement records certain agreements between you and Dr. David Hung (“Dr. Hung”), the record and beneficial holder of 100% of the issued and outstanding shares of Parent Class B Common Stock (the “Class B Shares”), regarding certain matters with respect to the post-Closing board of directors of Parent (the “Board”). Capitalized terms not otherwise defined herein shall bear the meaning given to them in the Merger Agreement.

Board Directorship

1.
During the Term:

a.
Dr. Hung, in his capacity as the holder of the Class B Shares, shall vote, or cause to be voted, all Class B Shares then owned by Dr. Hung, or over which Dr. Hung has voting control, in whatever manner as shall be necessary to ensure that, at each annual or special meeting of stockholders of Parent at which an election of directors is held and at which Dr. Wang’s term as a Class B Director (as defined in Parent’s Amended and Restated Certificate of Incorporation) would otherwise expire, (i) Dr. Wang is nominated to serve as a Class B Director, and (ii) Dr. Wang is re-elected and re-appointed to the Board as a Class B Director.

b.
Dr. Hung, in his capacity as the holder of the Class B Shares, shall vote, or cause to be voted, all Class B Shares then owned by Dr. Hung, or over which Dr. Hung has voting control, in whatever manner as shall be necessary to ensure that Dr. Wang is not removed from the Board, except for Cause.

1.

c.
For the avoidance of doubt, Dr. Wang shall not be eligible for compensation for his service as a member of the Board, but Dr. Wang shall be eligible for reimbursement of expenses incurred in connection with his service as a Class B Director, including his attendance at meetings of the Board, in accordance with the policies of the Board.

Termination

2.
This Agreement shall be terminated and of no further force or effect upon the earlier of (a) the mutual written agreement to terminate this Agreement between the parties hereto and (b) the termination of the Merger Agreement in accordance with Section 9 thereof.

Definitions

3.
In this Agreement:
a.
“Cause” means Dr. Wang’s: (i) intentional and unauthorized use or disclosure of Parent’s or its Affiliates’ (including, after the Closing, the Company) confidential information or trade secrets, which use or disclosure causes material harm to Parent or its Affiliates; (ii) conviction of any felony under the laws of the United States or any state thereof; (iii) willful participation in a material fraud against Parent or its Affiliates; (iv) gross negligence or willful misconduct which causes material harm to Parent; (v) intentional and material damage to Parent’s or its Affiliates’ property; (vi) sustained and material failure to perform the duties customarily associated with his position with Parent or its Affiliates that has not been cured within thirty (30) days after written notice from Parent or the Board of such failure; or (vii) material breach of any agreement with Parent or its Affiliates that has not been cured within thirty (30) days after written notice from Parent or the Board.
a.
“Term” means the period from the date hereof until the earlier of (i) the second anniversary of the Closing and (ii) the date Dr. Wang ceases to be employed by, and ceases to provide services to (other than services provided in Dr. Wang’s capacity as Class B Director), Parent or any of its Affiliates.

Miscellaneous

4.
This Agreement constitutes the complete and exclusive statement regarding the subject matter of this Agreement and supersedes all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this Agreement. No party may assign (by operation of law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement shall be void ab initio.

5.
No waiver of any provisions hereof by either party hereto shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. This Agreement may be amended by written agreement of all parties hereto.

6.
This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction.

2.

7.
Dr. Hung acknowledges and agrees that Dr. Wang will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that Dr. Wang shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, subject to paragraph 8. Each party to this Agreement agrees to use commercially reasonable efforts to cooperate in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance.

8.
Each of the parties irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereby irrevocably and unconditionally submits with regard to any such action or proceeding for itself and in respect of its property to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with this paragraph 8; provided, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

[Signature page follows]

3.

Very truly yours,

David Hung, M.D.

By: /s/ David Hung, M.D.

Agreed and Accepted:

Junyuan Wang, Ph.D.

By: /s/ Junyuan Wang, Ph.D.

Signature Page to Side Letter Agreement